Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports Third Quarter 2014 Results

Earnings Per Share From Continuing Operations Increased 16% Year Over Year
Achieved Record Revenues with 96% Operational Utilization
Contracted Five Jackups Adding Nearly $800 Million to Backlog
Contracted ENSCO 8503 For Multi-Year Term Adding More Than $300 Million to Backlog
Accepted Delivery of ENSCO 122 Scheduled to Commence Initial Contract in North Sea
Sold Four Jackups as Part of Continuous Fleet High-Grading
LONDON--(BUSINESS WIRE)-- Ensco plc (NYSE: ESV) today reported earnings per share from continuing operations of $1.93 in third quarter 2014, up 16% from $1.66 in third quarter 2013. Adjusted for a $0.06 per share gain on the sale of four jackup rigs, third quarter 2014 diluted earnings per share from continuing operations were $1.87.
The loss from discontinued operations was $0.10 per share for third quarter 2014 compared to a loss of $0.04 per share a year ago. Third quarter 2014 earnings per diluted share increased to $1.83 from $1.62 in third quarter 2013.
Chief Executive Officer and President Carl Trowell said, “We achieved record revenues due to strong operational performance and new rigs joining our fleet. Future revenues will benefit from more than $1 billion of backlog that we added recently when we signed several multi-year contracts with repeat customers. As a result, total revenue backlog is $11 billion including record jackup backlog of more than $3 billion.”
Mr. Trowell added, “Strong operational performance by our offshore crews and onshore personnel is the primary driver of our contracting success with customers. While market conditions for floating rigs have become more challenging, we believe the fundamental drivers of long-term demand for newer, more technologically-advanced floaters remain favorable.”
Mr. Trowell concluded, “With the sale of four jackup rigs at a significant gain in the third quarter, we have continued our strategy of high-grading our fleet. Year to date, we have sold seven jackups and since the beginning of 2010, we have sold a total of 18 rigs. Five more rigs are currently held for sale.”

Third Quarter Results

Revenues grew 9% to $1.261 billion in third quarter 2014, up from $1.162 billion a year ago, due to the addition of ENSCO DS-7, ENSCO 120 and ENSCO 121 to the active fleet. The average day rate increased 5% to $237,000, more than offsetting a decline in reported utilization.

Reported utilization, which includes the impact of uncontracted rigs and planned downtime, declined to 88% from 90% in third quarter 2013. The decline was due to a year-over-year increase in uncontracted days. Adjusted for uncontracted rigs and planned downtime such as rig upgrades and surveys, operational utilization was 96% in third quarter 2014, equal to a year ago.
Contract drilling expense was $531 million in third quarter 2014, down from $534 million in third quarter 2013. The year-to-year comparisons were influenced by an $8 million gain on the sale of four jackups that reduced contract drilling expense in third quarter 2014 and an $11 million provision for doubtful accounts related to one customer in third quarter 2013. Adjusted for these items, contract drilling expense increased 3%.
Depreciation expense increased to $141 million from $133 million in third quarter 2013, as three rigs were added to the active fleet. General and administrative expense declined to $29 million in third quarter 2014 from $37 million last year.
Other expense was $38 million for third quarter 2014 compared to $2 million last year that included a $31 million favorable tax settlement. Interest expense in third quarter 2014 was $38 million, net of $18 million of interest that was capitalized, compared to interest expense of $40 million in third quarter 2013, net of $16 million of interest that was capitalized.
The effective tax rate was 12.6% compared to 14.3% in third quarter 2013.

Segment Highlights

Floaters
Floater revenues grew 7% to $745 million in third quarter 2014 from $697 million a year ago, primarily due to ENSCO DS-7 commencing its initial contract.

Reported utilization increased to 83% from 81% a year ago as ENSCO DS-7 joined the active fleet and ENSCO 5004 and ENSCO 5005 commenced contracts during third quarter 2014 following major shipyard upgrades. Adjusted for uncontracted rigs and planned downtime, operational utilization was 94%, equal to a year ago.

Floater contract drilling expense declined to $310 million in third quarter 2014 from $315 million in third quarter 2013. As noted above, third quarter 2013 floater contract drilling expense included an $11 million provision for doubtful accounts related to one customer. Adjusted for this item, contract drilling expense increased 2% year to year.

Jackups
Jackup revenues grew 12% to $499 million, up from $447 million a year ago. The increase was mostly due to the addition of ENSCO 120 and ENSCO 121 to the active fleet as these jackups commenced their initial contracts. Strong customer demand in several regions around the world contributed to a $12,000 increase in the average day rate to $137,000.

Reported utilization was 91%, compared to 94% a year ago, mostly due to more uncontracted days during third quarter 2014. Adjusted for uncontracted rigs and planned downtime, operational utilization in third quarter 2014 was 99%, equal to a year ago.

Contract drilling expense increased $6 million to $210 million in third quarter 2014. An $8 million gain on the sale of four jackup rigs reduced contract drilling expense during third quarter 2014. Adjusted for this item, contract drilling expense increased 7% to $218 million due to the addition of ENSCO 120 and ENSCO 121 to the active fleet.

Other
Other is composed of managed drilling rig operations. The expiration of a managed drilling contract during third quarter 2013 caused third quarter revenues and contract drilling expense to decline year to year. Revenues decreased to $17 million from $19 million last year and contract drilling expense declined to $12 million from $15 million a year ago.

	Third Quarter

(in millions of $,	Floaters			Jackups			Other			Reconciling Items		Consolidated Total
except %)	2014	2013	Chg	2014	2013	Chg	2014	2013	Chg	2014	2013	2014	2013	Chg

Revenues	745.3	696.7	7%	499.0	446.8	12%	16.9	18.7	(10)%	—	—	1,261.2	1,162.2	9%
Operating expenses
Contract drilling	309.7	315.4	(2)%	210.2	203.8	3%	11.5	15.1	(24)%	—	—	531.4	534.3	(1)%
Depreciation	91.4	91.5	—%	47.6	39.5	21%	—	—	—	1.9	1.6	140.9	132.6	6%
General and admin.	—	—	—	—	—	—	—	—	—	29.3	37.4	29.3	37.4	(22)%
Operating income (loss)	344.2	289.8	19%	241.2	203.5	19%	5.4	3.6	50%	(31.2)	(39.0)	559.6	457.9	22%

Strong Financial Position
Ensco maintained a strong financial position:

•	$11 billion of contracted revenue backlog excluding bonus opportunities

•	Long-term debt-to-capital ratio of 33%

•	$2.25 billion fully available revolving credit facility

•	$1.4 billion of cash and short-term investments

Chief Financial Officer and EVP Jay Swent commented, “During the third quarter, we raised $1.25 billion of capital through a debt offering. In addition, we amended our revolving credit facility by increasing the size to $2.25 billion and extending the term into 2019. Both of these actions increase our financial flexibility as we continue to grow our fleet with seven rigs under construction.”

Ensco will conduct a conference call at 10:00 a.m. Central Time (3:00 p.m. London time) on Thursday, 30 October 2014, to discuss third quarter 2014 results. The call will be webcast live at www.enscoplc.com. Interested parties may listen to the call by dialing (866) 652-5200 from within the United States and +1 (412) 317-6060 from outside the U.S. Please ask for the Ensco conference call. It is recommended that participants call fifteen minutes before the scheduled start time.

A replay of the conference call will be available by telephone one hour after the completion of the call through 20 November 2014 by dialing (877) 344-7529, or if calling from outside the U.S. +1 (412) 317-0088 (conference ID 10052283). A webcast replay, MP3 download and transcript of the call will be available at www.enscoplc.com.

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. For more than 25 years, the Company has focused on operating safely and exceeding customer expectations. Ensco is ranked first in total customer satisfaction in the latest independent survey by EnergyPoint Research - the fourth consecutive year that Ensco has earned this distinction. Operating one of the newest ultra-deepwater rig fleets and the largest premium jackup fleet, Ensco has a major presence in the most strategic offshore basins across six continents. In terms of dividend yield, Ensco is among the top dividend payers of S&P 500® companies. Ensco plc is an English limited company (England No. 7023598) with its registered office and corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.enscoplc.com.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements regarding expected financial performance and return of capital, effective tax rate, day rates and backlog; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; and general market, business and industry conditions, trends and outlook.  Such statements are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation or suspension of drilling contracts as a result of mechanical difficulties, performance, customer finances or other reasons; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; our ability to realize the expected benefits from our redomestication and actual contract commencement dates.  In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website at www.enscoplc.com.  Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

Investor & Media Contacts:	Sean O’Neill
Vice President - Investor Relations and Communications
713-430-4607

Nick Georgas
Manager - Investor Relations
713-430-4490

Thao Pham
Manager - Communications
713-430-4658

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2014	2013	2014	2013

OPERATING REVENUES	$1,261.2	$1,162.2	$3,594.1	$3,332.8

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	531.4	534.3	1,660.0	1,541.3
Loss on impairment	—	—	991.5	—
Depreciation	140.9	132.6	419.5	392.5
General and administrative	29.3	37.4	103.6	111.6
	701.6	704.3	3,174.6	2,045.4

OPERATING INCOME	559.6	457.9	419.5	1,287.4

OTHER INCOME (EXPENSE)
Interest income	3.1	4.3	10.2	12.3
Interest expense, net	(38.0)	(40.2)	(109.0)	(123.6)
Other, net	(3.5)	34.3	.5	40.1
	(38.4)	(1.6)	(98.3)	(71.2)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	521.2	456.3	321.2	1,216.2

PROVISION FOR INCOME TAXES	65.5	65.4	166.4	164.7

INCOME FROM CONTINUING OPERATIONS	455.7	390.9	154.8	1,051.5

(LOSS) INCOME FROM DISCONTINUED OPERATIONS, NET	(22.8)	(9.5)	(594.8)	12.4

NET INCOME (LOSS)	432.9	381.4	(440.0)	1,063.9

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(3.5)	(2.6)	(10.8)	(7.1)

NET INCOME (LOSS) ATTRIBUTABLE TO ENSCO	$429.4	$378.8	$(450.8)	$1,056.8

EARNINGS (LOSS) PER SHARE - BASIC AND DILUTED
Continuing Operations	$1.93	$1.66	$0.60	$4.48
Discontinued Operations	(0.10)	(0.04)	(2.57)	0.05
	$1.83	$1.62	$(1.97)	$4.53

NET INCOME (LOSS) ATTRIBUTABLE TO ENSCO SHARES - BASIC AND DILUTED	$424.5	$374.8	$(456.7)	$1,045.6

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	231.8	231.1	231.5	230.8
Diluted	232.0	231.3	231.7	231.0

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,173.7	$165.6
Accounts receivable, net	869.8	855.7
Other	986.9	513.9
Total current assets	3,030.4	1,535.2

PROPERTY AND EQUIPMENT, NET	13,127.6	14,311.0

GOODWILL	3,274.0	3,274.0

OTHER ASSETS, NET	340.5	352.7

	$19,772.5	$19,472.9

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$1,077.7	$999.8
Current maturities of long-term debt	53.8	47.5
Total current liabilities	1,131.5	1,047.3

LONG-TERM DEBT	5,903.9	4,718.9

DEFERRED INCOME TAXES	258.6	362.1

OTHER LIABILITIES	629.5	545.7

TOTAL EQUITY	11,849.0	12,798.9

	$19,772.5	$19,472.9

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Nine Months Ended September 30,

	2014	2013

OPERATING ACTIVITIES
Net (loss) income	$(440.0)	$1,063.9
Adjustments to reconcile net (loss) income to net cash provided by operating activities of continuing operations:
Discontinued operations, net	594.8	(12.4)
Loss on impairment	991.5	—
Depreciation expense	419.5	392.5
Other	(69.9)	—
Changes in operating assets and liabilities	89.4	(94.6)
Net cash provided by operating activities of continuing operations	1,585.3	1,349.4

INVESTING ACTIVITIES
Additions to property and equipment	(1,247.0)	(1,273.6)
Maturities of short-term investments	50.0	50.0
Purchases of short-term investments	(45.3)	—
Other	9.8	3.8
Net cash used in investing activities of continuing operations	(1,232.5)	(1,219.8)

FINANCING ACTIVITIES
Proceeds from issuance of senior notes	1,246.4	—
Cash dividends paid	(526.7)	(350.2)
Reduction of long-term borrowings	(30.9)	(30.9)
Debt financing costs	(11.3)	—
Proceeds from exercise of share options	2.4	22.0
Other	(20.0)	(20.8)
Net cash provided by (used in) financing activities	659.9	(379.9)

DISCONTINUED OPERATIONS
Operating activities	(62.0)	83.2
Investing activities	57.4	6.4
Net cash (used in) provided by discontinued operations	(4.6)	89.6

Effect of exchange rate changes on cash and cash equivalents	—	(1.0)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,008.1	(161.7)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	165.6	487.1

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,173.7	$325.4

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Third Quarter		Second Quarter
	2014	2013	2014

Rig Utilization(1)

Floaters	83%	81%	77%
Jackups	91%	94%	89%

Total	88%	90%	85%

Average Day Rates(2)

Floaters	$451,768	$450,753	$479,176
Jackups	136,588	125,257	134,456

Total	$236,736	$224,640	$241,756

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned and recognized day rate revenue, including days associated with compensated downtime and mobilizations. When revenue is earned but is deferred and amortized over a future period, for example when a rig earns revenue while mobilizing to commence a new contract or while being upgraded in a shipyard, the related days are excluded from days under contract.

For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.